Exh. 10-e

                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement ("Agreement") is entered as of into September 15th, 2005 among THE STOWE FOUNDATION and its operating divisions owned or controlled thereby (hereafter collectively "the Foundation"), located at 6340 Lake Worth Blvd. #403, Fort Worth, Texas 76135, and PALMERA HOLDINGS, INC. (hereafter, "Palmera") located at 19321 U.S. Hwy. 19 North, Arbor Shoreline Bldg. C, Ste 320, Clearwater, Florida 33764. The Foundation and Palmera are individually referred to as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, the Foundation and Palmera have executed an Agreement of Understanding dated September 2, 2005 (the "Agreement of Understanding"), whereby the parties expressed their desire to enter into a licensing arrangement under which the Foundation would grant to Palmera an exclusive license to the commercial applications of certain of the Foundation's proprietary procedures and resulting patent(s) or patent application(s) subject to certain reserved rights and royalties and Palmera would undertake to commercialize such commercial application; and

WHEREAS, under the Agreement of Understanding, the Parties agreed to negotiate a definitive agreement regarding their respective rights and obligations with respect to the development, marketing and commercialization of such commercial applications; and

WHEREAS, the Parties now desire to enter into this Agreement in fulfillment thereof.

NOW THEREFORE, in consideration of the promises and the mutual agreement contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree, as follows:

1.	DEFINITIONS

        1.1.	General.  All definitions below or elsewhere in this Agreement apply to both their singular and plural forms, as the context may require. "Herein," "hereunder," and "hereof" and other similar expressions refer to this Agreement. "Section" refers to sections in this Agreement.
"Including" means "including without limitation." "Days" means "calendar days," unless otherwise stated.

        1.2.	"Commercial Applications" means any application of the Stowe
Foundation Technology specifically intended for commercialization in any market in the Licensed Field of Use (and not research or scientific purposes only) or resulting in products or services salable to the public in the Licensed Field of Use.

        1.3.	"Confidential Information" shall have the meaning set forth in
Section 13.1.

        1.4.	"Development" or "Develop" shall mean the development, testing, clinical testing, prototyping, regulatory approvals, if any, and all other tasks and requirements, regulatory or otherwise, bringing fully developed and approved Commercial Applications of the Stowe Foundation Technology and related Licensed Products/Services to the market to be legally sold. It is understood that certain countries may have lesser or greater requirements and regulations for legal sales; therefore, Development shall be deemed to be completed on a country-by-country basis.

        1.5.	"Effective Date" means __September 15th___, 2005.

        1.6.	"FDA Certificates" means all clearances, certifications or
approvals required by any national, federal, state or local jurisdiction (e.g.: FDA) in order to Market the Commercial Applications of the Stowe Foundation Technology and any resulting Licensed Products/Services in the Licensed Territory for the Licensed Field of Use.

        1.7.	"Intellectual Property Rights" collectively means any and all patents (including patents protecting apparatuses, systems, combination and methods, and any reissues, divisions, continuations and extensions thereof), patent registrations, patent applications, data rights, utility models, business processes, trademarks, trade secrets, know how, trade names, registered or unregistered designs, mask works, copyrights, moral rights and any other form of proprietary protection afforded by law to intellectual property, or any applications therefore, which arises or is enforceable under the laws of the United States, any other jurisdiction or any bi-lateral or multi-lateral treaty regime, and any derivative works, modifications, improvements, enhancements, translations, abridgements and additional developments thereto; provided, however, in the case of any of the foregoing rights under which a party is a licensee or is otherwise a permitted user, such rights qualify hereunder if and only if the party has the right to grant sublicenses or rights equivalent thereto without payment of royalty.

        1.8.	"License" shall have the meaning set forth in Section 3.1.

        1.9.	"Licensed Field of Use" means the field of human health care industry.

        1.10.	"Licensed Patents" means the Foundation's rights in patents
and/or patent applications, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon, claiming the Stowe Foundation Technology.

        1.11.	"Licensed Products/Services" means any products or services
using, incorporating or embodying the Licensed Technology or any products or services covered by the Licensed Patents or the FDA Certificates.

        1.12.	"Licensed Technology" means the Foundation's rights in (a) any technical information, apparatuses, combinations, systems, know-how, processes, procedures, compositions, devices, inventions, discoveries, improvements, apparatus, methodology, configurations, products, methods, formulae, protocols, techniques, software, works of authorship, designs, drawings or data that are not claimed in the Licensed Patents underlying the Stowe Foundation Technology but that are necessary or useful for practicing the Licensed Patents underlying the Stowe Foundation Technology, and (b) any and all information, processes, procedures, documents and materials relating to the design, development and manufacture of the Licensed Products/Services known to the Foundation as of the Effective Date or developed or otherwise acquired by the Foundation or Palmera after the Effective Date.

        1.13.	"Licensed Territory" means the United States of America and all other countries of the world.

        1.14.	"Market" or "Marketed" means the completion of the Development process whereby the Licensed Products/Services may be legally sold, on a country-by-country basis, in the open market.

        1.15.	"Market Date" shall mean with respect to each Licensed
Products/Services, the date upon which such Licensed Products/Services is targeted to be first made available or Sold to the public, as set forth in the Protocol.

        1.16.	"Net Revenue" means all revenue received by Palmera from the
Sale of Licensed Products/Services less sales and/or use taxes actually paid and amounts allowed or credited due to refunds or returns (not to exceed the original billing or invoice amount) and reasonable sales commissions (not to exceed 10%). Notwithstanding the foregoing, deductions for returns and credits for defective Licensed Products/Services shall be limited to an amount not to exceed proportional industry standards or averages in the most recent calendar year published by an objective third party acceptable to the Parties. If Palmera sells at a single price or rate Licensed Products/Services or packaged combination of products or services, not all of which, if sold individually, would be Licensed Products/Services, then "Net Revenue" with respect to such sales of packaged products shall equal the number of units of the Licensed Products/Services sold as part of such packaged products/services (less rejections, defects and returns) multiplied by either (i) the average net selling price during such period of such Licensed Products/Services sold individually, or (ii) the average net selling price during such period for a comparable product or service if such Licensed Products/Services are not sold individually.

        1.17.	"Non-Commercial Applications" means any application of the Stowe
Foundation Technology other than Commercial Applications.

        1.18.	"Protocol" shall mean with each separate protocol for the
Development of Commercial Applications for a particular medical use and all resulting Licensed Products/Services, as may be mutually agreed upon by the Parties from time to time during the Term, each of which attached to this Agreement and incorporated herein by reference. A sample form of the Protocol is attached to this Agreement as Exhibit B.

        1.19.	"Reserved Rights" shall have the meaning set forth in Section
3.2.

        1.20.	"Royalty" means the payments set forth in Sections 6.4 and 6.5.

        1.21.	"Sale" or "Sold" means the transfer or disposition of a Licensed
Product/Service for value to a person or entity other than the Foundation, both domestic and international, through any and all retail and sales channels throughout the world.

        1.22.	"Stowe Foundation Technology" means proprietary methods and
procedures regarding stem cell research and technology, plant extracts for biological medicines, biological response modifiers for immune modulation, and autologious vaccines for targeting the immune system developed by or for the Foundation specifically described on Exhibit A, which is attached hereto and incorporated herein by reference.

        1.23.	"Term" shall have the meaning set forth in Section 8.1.

2.	PROTOCOLS

        2.1.	Development By Protocol.  The Foundation and Palmera shall
engage in the joint development of mutually agreed upon Protocols to Develop specific Commercial Applications and resulting Licensed Products/Services for a particular medical use (e.g.: cardiac, emphysema, cirrhosis and diabetes) within the Licensed Field of Use. Each of such Protocols will include work to be undertaken by the Foundation and Palmera, respectively, pursuant to goals or objectives mutually agreed upon by the Parties, as more particularly described in the technical specifications, work notes and other meeting reports generated by the Parties pursuant to the Protocol. Each Protocol shall include, at a minimum: (a) goals, timetable, estimated costs, disclosure and other means of disclosing Confidential Information;
(b) the specifications for any Commercial Applications and resulting Licensed Products/Services to be developed or supplied; (c) the procedures and protocols required to deliver the Licensed Products/Services to customers; and (d) any other matters agreed to by the Parties consistent with the provisions of this Agreement.

        2.2.	Foundation Requirements.  It is the intent of the Parties that all of the Foundation's desired requirements for research and development of the Stowe Foundation Technology shall be performed under, and fulfilled pursuant to, this Agreement. It is understood that the Parties desire to Develop new Commercial Applications that are commercially feasible for various medical uses in the Licensed Field of Use and then determine in a separate plan how to Market resulting Licensed Products/Services to customers under separate Protocols. It is understood by the Parties that if Palmera, in its sole discretion, elects not to participate in the Development of a Commercial Applications for a particular medical use, after reasonable notice and opportunity to review pertinent materials (not more than six months from the initial date of disclosure by the Foundation), then the Commercial Application for such medial use shall no longer be subject to the License and the Foundation shall be free to license or commercially exploit such Commercial Application for such medical use and all Licensed Patents, Licensed Technology and FDA Certificates related thereto in any market (including the Licensed Field of Use) with no accounting to Palmera.

        2.3.	Resources. Each Party further agrees to provide all reasonable and customary resources, personnel, support and infrastructure as may be necessary to complete their respective obligations under each Protocol agreed upon under this Agreement. To such end, each Party agreed to: (i) cooperate in good faith with the other Party in scheduling and administration of each Protocol; (ii) perform those acts that are required to be performed by such party under the Protocol; (iii) provide the descriptions and dependencies for each task assigned (as agreed to by the Parties); (iv) participate in the regular meetings of the Parties and reports to be provided hereunder; and (v) make available to the other Party its personnel and Confidential Information reasonably related to the Protocol.

        2.4.	Development Progress.  During the course of each Protocol,
representatives of the Parties will meet at times and places mutually agreed upon to conduct the Protocol goals, and regular reviews of the progress and results of the Protocol, as well as proposed changes to the Protocol. Monthly summaries and status reports of the Development will be prepared by the Foundation and circulated to Palmera in advance of the next scheduled meeting. Either Party shall upon request allow the other Party reasonable access to its facilities to observe the conduct of its work in progress on a particular Protocol.

        2.5.	Party Management.  Each Party will designate for each Protocol one of its employees as manager to be responsible for directing all of its business and technical activities, receipt of notices and invoices for payment, and handling Confidential Information. Each Party may change its designated manager upon prior written notice to the other Party.

        2.6.	Protocol Changes.  The managers shall have no authority to
modify or amend the terms of this Agreement. The managers may establish or change other provisions in the Protocol goals to the extent such changes are consistent with the terms of this Agreement. Changes made to a Protocol, if any, shall be limited to those changes that have been reviewed and approved by both managers in accordance with the following procedure: (a) either manager may submit a request to the other describing the proposed change and the rationale for such change; (b) both managers shall assess the impact that the proposed change may have on the price and timing of the Protocol; and (c) acceptance of the proposed change shall require the written approval by both managers acknowledging their acceptance of amended tasks, timetable adjustments, and estimated cost adjustments for each task.

        2.7.	Employees. Any persons furnished by a Party to work on any
particular Protocol will be solely the employees or agents of such Party under its direction and control. Each Party, in conjunction with its respective personnel, will determine the method, details, and means of performing their obligations to be carried out hereunder. A Party shall not control the other Party's manner or determine the method of accomplishing its obligations, except as otherwise agreed upon by the Parties. A Party's employees will not be considered employees or contractors of the other Party for any purpose. Each Party will remain an independent contractor and will be responsible for compliance with all applicable laws, rules and regulations, including but not limited to, import/export requirements, immigration, employment of labor, hours of labor, health and safety, working conditions and payment of wages, related to the performance of its obligations hereunder. Each Party also will be responsible for payment of taxes, chargeable or assessed with respect to its employees, such as social security, unemployment, worker's compensation, disability insurance, federal and state withholding and other tax or employee benefits.

3.	GRANT - LICENSE AND DISTRIBUTION

        3.1.	License.  The Foundation hereby grants to Palmera under and to the extent of its Intellectual Property Rights:

                a.	a license to the Licensed Patents in order to make, have
made, offer for sale, import, export, use, reproduce, sell and commercially exploit the Commercial Applications and all resulting Licensed
Products/Services within the Licensed Territory for exclusive use within Licensed Field of Use; and

                b.	a license to the Licensed Technology in order to make,
have made, offer for sale, import, export, use, reproduce, sell and commercially exploit the Commercial Applications and all resulting the Licensed Products/Services within the Licensed Territory for exclusive use within the Licensed Field of Use; and

                c.	a license to the FDA Certificates in order to make, have
made, offer for sale, import, export, use, reproduce, sell and commercially exploit the Commercial Applications and all resulting the Licensed Products/Services within the Licensed Territory for exclusive use within the Licensed Field of Use;

provided that the foregoing rights are subject to the payment by Palmera to the Foundation of all consideration as provided herein, and are further subject to the Reserved Rights. The rights set forth in this Section are collectively called the "License".

        3.2.	Reserved Rights. All rights not expressly granted to Palmera under the License are hereby reserved by the Foundation and, in addition thereto, the Foundation expressly retains the following rights
(collectively, the "Reserved Rights"):

                a.	Conduct lectures and publish the general scientific
findings from research related to the Stowe Foundation Technology; and

                b.	Use the Stowe Foundation Technology for clinical trials,
research, teaching and other educationally-related purposes; and

                c.	Transfer, license, lease or loan the Stowe Foundation
Technology to academic or research institutions for non-commercial research use; and

                d.	Exercise the Licensed Patents, the Licensed Technology and
the FDA Certificates to the extent necessary to use and promote the use of the Licensed Products/Services in the treatment of patients of the Foundation; and

                e.	Exercise, license and otherwise commercially exploit the
Licensed Patents, the Licensed Technology and the Stowe Foundation
Technology in any manner not in violation of the License (including without limitation all countries other than the Territory and all fields other than the Licensed Field of Use) and exclusively for all Non-Commercial
Applications;

EXCEPT, HOWEVER, when publicly divulging information would jeopardize trade secrets utilized by Palmera hereunder.

        3.3.	Sublicenses.  Palmera may grant sublicenses consistent with this
Agreement in the ordinary course of its business subject to the Foundation's prior written consent, which shall not be unreasonably withheld or delayed; provided that Palmera remains liable and responsible for the operations of its sublicensees relevant to this Agreement as if the operations were carried out by Palmera, including the payment of royalties whether or not paid to Palmera by a sublicensee. Palmera must provide prior written notice to the Foundation and deliver to the Foundation a true and correct copy of each sublicense granted by Palmera, and any amendment or termination thereof, within thirty (30) days after execution, amendment or termination.
When this Agreement is terminated, all existing sublicenses granted by Palmera will automatically terminate and all rights in the Stowe Foundation Technology, the FDA Certificates, the Licensed Patents, the Licensed
Technology and the Licensed Products/Services automatically revert to the Foundation; provided, however, that the Foundation shall have the right, but not the obligation, to assume the sublicense by providing written notice to Palmera and the sublicensee prior to such termination.

4.	OBLIGATIONS OF THE FOUNDATION

        4.1.	Patent Prosecution.  The Foundation will have the right, but not the obligation, to prepare, submit and perfect applications for domestic and international patents to secure claims underlying the Licensed
Products/Services and any inventions arising from the Development of Commercial Applications, and maintain such domestic and international patents. All resulting patents shall be owned solely by the Foundation, and shall be deemed to be included in the Licensed Patents upon the issuance thereof. In the event that any employee or contractor of Palmera is listed as an inventor of such patents, Palmera shall irrevocably assign, and shall cause any such employee or contractor to irrevocably assign, all such patents to the Foundation. The selection of the inventions on which to file domestic or international patent applications, the countries in which patent prosecution will be pursued and the costs therefor shall be determined in accordance with Section 6.3 hereof.

        4.2.	Development Efforts.  The Foundation will provide support of and management oversight of all aspects of the Development of the Commercial Applications and all Licensed Products/Services resulting therefrom.

        4.3.	FDA Certificates.  The Foundation will undertake all actions and file all documentation reasonably necessary to obtain approval(s) for each Licensed Products/Services from the U.S. Food and Drug Administration
("FDA") or similar agencies for all countries in which the Parties may mutually decide to Market the Licensed Products/Services, as may be required under applicable law. The Foundation will provide Palmera with copies of all documentation related to such approval and keep apprised of the progress and outcome of such approvals(s). In the event that the Foundation is unable or unwilling to perform such obligation or otherwise obtain such approval(s) for each Licensed Product/Services, Palmera shall have the right, but not the obligation, to file for such approvals for each Licensed Product/Services or otherwise assume the approval in progress by the Foundation. Each resulting approval at the time of issuance shall be deemed to be a part of the FDA Certificates and licensed to Palmera under the License for purposes of this Agreement. The selection of the countries in which approvals will be pursued shall be determined by mutual agreement by the Parties on a case by case basis based upon the relative cost and benefit of pursuing such approvals pursuant to the Protocol.

        4.4.	Training.  The Foundation will conduct physician, salesperson or related training in the use of the Commercial Applications and the Licensed Patents or the Licensed Technology covering the Licensed Products/Services limited to classroom settings. This process is intended to increase the use of the Licensed Products/Services to the mutual benefit of the Parties and shall in no way interfere with or replace training provided by Palmera in the normal course of marketing and selling the Licensed Products/Services.
The Parties agree that this method shall be employed to train Palmera sales representatives and other personnel at no additional cost to Palmera excepting reasonable and necessary costs of travel (as arranged or pre-approved by Palmera), teaching materials, equipment and instrumentation.

5.	OBLIGATIONS OF PALMERA

        5.1.	Manufacturing and Marketing.  Palmera will manufacture, package and Market the Licensed Products/Services in all manners to maximize sales by promoting, marketing, advertising, distributing, training medical personnel in the use of the Licensed Products/Services and using its direct sales force and future and existing and Licensed Product/Services-specific distribution networks.

        5.2.	Trademarks.  Palmera shall have the right to determine the
market name of the Licensed Products/Services, which name shall be approved by the Foundation, which approval shall not be unreasonably withheld. Palmera may not use the name of the Foundation without express written consent, and in such event Palmera must affix the Foundation's (or its divisions') name and/or the trademarks on the packaging or promotional materials of the Licensed Products/Services in a manner equally prominent to that of Palmera's name or mark; provided that any use of the Foundation's (or its divisions') names and the trademarks are subject to the Foundation's standard quality control and trademark usage guidelines, as the same may be amended from time to time. Any use of the names and likenesses of inventors or other consultants or contractors employed by the Foundation is subject to the Foundation's prior written consent, which can be approved or withheld in its sole discretion.

        5.3.	Patent Marking.  Palmera and its sublicensees must permanently and legibly mark all Licensed Products/Services and related documentation manufactured or distributed by it under this Agreement with the appropriate patent notice as may be permitted or required under Title 35, United States Code, for the United States of America or similar requirements for other countries in which patent protection is sought.

        5.4.	Quality Control.  During the Term, Palmera will diligently
manufacture or provide the Licensed Products/Services consistent with specifications approved by the Foundation and/or required under the FDA Certificates and sound business practices and highest standards applicable to the medical industry in order to produce and distribute high quality products and services for use in the Licensed Field of Use. Palmera shall permit, and shall cause its subcontractors and sublicensees to permit, the Foundation or its designated representative to access its facilities during normal working hours for the purpose of ensuring that Palmera's manufacturing or operating practices conform to the requirements set forth herein. The Foundation shall have the right, but not the obligation, to approve the quality of the Licensed Products/Services Sold by Palmera or its sublicensees under this Agreement, and Palmera agrees that it will implement all revisions or other changes to the Licensed Products/Services (or the manufacture or provision thereof), as may be reasonably requested by the Foundation. Palmera agrees not to exercise the License in any way that would disparage or injure the Foundation's reputation for high quality or the goodwill associated with the Foundation's business (including without limitation all marks and other goods and services thereof) or otherwise in contravention to or in such manner as to cause the Foundation to lose its non-profit public charity status.

6.	PAYMENT

        6.1.	Development Costs.  Unless otherwise expressly provided in the applicable Protocol, Palmera shall be responsible for payment of all costs of the Development of the Commercial Applications and all resulting Licensed Products/Services inclusive of reasonable and necessary travel and related expenses of the Foundation, as arranged or pre-approved by Palmera, reasonably required for such development until the Licensed
Products/Services are Marketed.

        6.2.	Manufacturing Costs.  Palmera shall be responsible for all costs of manufacture, Marketing, Sales and distribution of the Licensed
Products/Services.

        6.3.	Patent Prosecution Costs.   Pursuit of domestic and
international patent(s) covering the Stowe Foundation Technology licensed hereunder shall be determined by mutual agreement by the Parties on a case by case basis based upon the relative cost and benefit of pursuing such patents, which cost shall be borne by Palmera as part of the Development Costs unless otherwise expressly provided in the applicable Protocol. The Foundation may independently pursue any domestic or international patents covering the Stowe Foundation Technology, which Palmera does not wish to pursue by mutual agreement of the Parties, at its sole expense.

        6.4.	Royalty.  Palmera shall pay to the Foundation running royalties based upon annualized Net Revenue from domestic and international Sales, which shall be payable calendar quarterly within thirty (30) days of the end of each calendar quarter, reconciled and adjusted in each succeeding calendar quarter with a final annual reconciliation of the previous calendar year by February 15 of each succeeding year, in accordance with the following schedule:

                a.	For the Sale of the Licensed Products/Services Marketed
by Palmera directly or through distribution agents:

        Annual Net Revenues             Royalty as % of Net Revenue
      ----------------------           -----------------------------
         0   -  $1 million                         10 %

        $1   -  $2.5 million                        8 %

        $2.5 -  $5 million                          6 %

        $5 million +                                4 %

The schedule of royalties outlined above shall reset to the highest level on January 1 of each year of the Term.

                b.	For the Sale of the Licensed Products/Services Marketed
through a sub-licensing agreement with an unrelated third party shall be payable calendar quarterly, and adjusted in each succeeding calendar quarter with a final annual reconciliation of the previous calendar year by February
15 of each succeeding year at the rate of 50.0% of sub-licensing fees actually paid to Palmera.

        6.5.	Minimum Yearly Royalty Guarantee.  Palmera guarantees the
Foundation a minimum yearly Royalty of $220,000 per Protocol beginning on the second (2nd) full year after the date of the first Sale or offer for Sale of a Licensed Product/Service or approval by the FDA, whichever is sooner. Five years after the commencement of the Term and each year thereafter, such minimum yearly Royalty shall increase by a percentage equal to the percentage increase in the Consumer Price Index - Seasonally Adjusted U.S. City Average For All Items For All Urban Consumers (1982-1984 = 100) published monthly in the Monthly Labor Review of the Bureau of Labor Statistics, or should such Index cease to be published, the most comparable index published by the United States Government since the later of the Effective Date of this Agreement or the Foundation's latest minimum yearly Royalty increase.

        6.6.	Reporting.

                a.	In conjunction with each quarterly Royalty payment made
to the Foundation, Palmera must deliver to the Foundation a true and accurate written report, even if no payments are due to the Foundation, giving the particulars of the business conducted by Palmera and its sublicensee(s), if any exist, during the preceding quarter under this Agreement as are pertinent to calculating Royalties due hereunder. This report will include at least (i) the quantities of Licensed Products/Services produced; (ii) the total Sales; (iii) the calculation of Royalties thereon; and (d) the total Royalties computed and due to the Foundation.

                b.	On or before each anniversary of the Effective Date,
irrespective of having a first Sale or offer for Sale, Palmera must deliver to the Foundation a written progress report as to Palmera's (and each sublicensees') efforts and accomplishments during the preceding year in diligently Marketing or commercializing the Licensed Products/Services in each country of the Licensed Territory and Palmera's (and, if applicable, sublicensee's) commercialization plans for the upcoming year.

                c.	If this Agreement is for any reason terminated before all
of the payments herein provided have been made (including minimum Royalties for the year in which the Agreement is terminated) for reasons other than the Foundation's material uncured breach, Palmera shall immediately submit a terminal report and pay to the Foundation any accrued but unpaid balance even though the due dates as above provided have not been reached.

        6.7.	Records Maintenance.  For as long as this Agreement is in force,
Palmera shall maintain accurate records and accounts of all data necessary for preparation of the statements and for calculation of the payments and Royalties required by this Agreement in accordance with generally accepted accounting principles (GAAP), and shall retain the records and accounts relating to each statement submitted hereunder for three (3) full calendar year after furnishing the statement to the Foundation.

        6.8.	Audit.  The Foundation shall have the right to independently audit the records of Palmera from time to time during Palmera's normal business hours without disrupting Palmera's business affairs, and such audit shall be limited to those records reasonably associated with the Sales of the Licensed Products/Services and Palmera's obligations under this Agreement. Such audit shall be conducted by a third party certified and qualified to perform such audits, who will perform such services under an agreement of confidentiality acceptable to the Parties, upon the prior written request of the Foundation, which approval of such audit shall not be unreasonably withheld or delayed by Palmera. If any audit reveals any underpayment by Palmera, it shall within ten (10) days after such audit remit to the Foundation all amounts due plus accrued interest at the highest allowable rate. If any underpayment is more than ten percent (10%) of the total payments due for the period audited, Palmera shall remit to the Foundation in full all costs for such audits and the subsequent audit, including any fees of such third party auditor.

        6.9.	No Royalties Due For Expired Patents.  The Parties acknowledge that no portion of the Royalties attributable to the license of the Licensed Patents shall be due after the expiration of the last to expire patents therein, but any portion of the Royalties attributable to the license of the Licensed Technology or the FDA Certificates shall continue to be due and payable for as long as any Licensed Products/Services embodying Licensed Technology or covered by the FDA Certificates are Sold by Palmera or its sublicensee hereunder.

        6.10.	U.S. Dollars.  All payments to the Foundation hereunder shall be made in the United States in United States currency. No taxes or other charges imposed with respect to or based upon such payments by or under the authority of any government, treaty organization or subdivision or either, other than the United States or a subdivision thereof, shall be withheld or deducted from such payments to the Foundation. It is Palmera's sole obligation to ensure that appropriate taxes, such as income taxes, are paid on the fees and Royalties paid hereunder.

        6.11.	Purchase Requirements.  The Parties agree that the Foundation shall have the right, but not the obligation, to purchase its requirements of the Licensed Products/Services from Palmera or its sublicensees subject to standard purchase order terms and that, unless otherwise prohibited by applicable law, Palmera agrees to charge the Foundation only its costs for all Licensed Products/Services Sold to the Foundation for research and development or use in the Non-Commercial Applications. No Royalties will be paid on sales of the Licensed Products/Services Sold to the Foundation.

        6.12.	Protocol Cost Limitations.  Each Party shall in no event be or become liable to the other Party in any way for any loss, cost, damage or expense as a result of its participation in any Protocol except as otherwise provided in the applicable Protocol or this Agreement.

7.	OWNERSHIP OF INTELLECTUAL PROPERTY

        7.1.	Ownership.  Subject to the License, the Foundation shall solely own all rights in the Stowe Foundation Technology, the Licensed Patents, the Licensed Technology, the Commercial Applications, the Non-Commercial Applications and all resulting Licensed Products/Services, and all improvements, enhancements or derivative works thereof, whether created, developed or reduced to practice by the Foundation or Palmera or others, and the FDA Certificates and all Intellectual Property Rights related thereto.

        7.2.	No Implied License.  No license, immunity or other right is
granted, either directly or by implication, estoppel, exhaustion or otherwise, of the Foundation's Intellectual Property Rights, other than those expressly granted in the License.

        7.3.	Confidential Information.  Each Party shall own and retain all rights, title and interests in and to its own Confidential Information.

        7.4.	Cooperation.  Each Party will promptly disclose to the other
Party all inventions and other significant results obtained in the course of a Protocol. Each Party agrees to assist in the preparation and execution of all documents necessary for the creation and preservation of the Intellectual Property Rights in a timely manner. Each Party agrees to assist the other Party in the preparation and execution of, and will cause all persons or contractors working on a Protocol, to execute all documents reasonably necessary for the creation and preservation of Intellectual Property Rights related to such Protocol, as set forth in this Section 7 in a timely manner.

8.	TERM AND TERMINATION

        8.1.	Term.  This Agreement shall commence on the Effective Date and shall continue in effect for an initial term of 10 years. The term of this Agreement shall automatically renew for additional 5-year terms upon the expiration of the initial term or any renewal term unless a party gives the other party 90 days prior written notice of its intent not to renew this Agreement. The initial term and all renewal terms shall collectively be referred to as the "Term". Expiration or termination of this Agreement effectively terminates each Protocol hereunder.

        8.2.	Termination for Abandonment/Non-Payment.  The Foundation may
terminate this Agreement for cause in the event of the following; provided, however, that Palmera shall have been provided written notice of such deficiency or breach and such deficiency or breach has not been cured within sixty (60) days of such written notice therefore:

                a.	Abandonment, which shall be defined as the cessation of
Sales of the Licensed Products/Services for reasons other than regulatory mandate by a duly authorized government authority, unsafe or ineffective clinical outcomes or mutual agreement of the Parties.

                b.	Failure of Palmera to pay Royalties or other payments due
to the Foundation hereunder.

                c.	At any time after three (3) years from the applicable
Market Date, with respect to a particular country if Palmera, within sixty
(60) days after receiving written notice from the Foundation of intended termination, fails to provide written evidence satisfactory to the Foundation that Palmera has Marketed or is actively attempting to Market the Licensed Products/Services in that particular country.

        8.3.	Termination for Material Breach.   Either Party may terminate
this Agreement for cause in the event of the failure of the other Party to fulfill its material obligations and responsibilities under this Agreement; provided, however, that the other Party shall have been provided written notice of such deficiency or breach and such deficiency or breach has not been cured within sixty (60) days of such written notice therefore. Either Party may terminate this Agreement immediately if the other Party becomes bankrupt or insolvent and/or if the business of the other Party is placed in the hands of a receiver, assignee, or trustee, whether by voluntary or involuntary act or otherwise.

        8.4.	Termination for Willful Actions.  Either Party may immediately terminate this Agreement in the event of clear evidence of a material act of willfulness or gross negligence, misdirection or diversion of funds or other material legal or ethical breach by the other Party.

        8.5.	Termination for Non-Commercialization.  In the event that
Palmera shall fail to bring the Licensed Products/Services to Market within 6 (six) months of the applicable Market Date which products can be commercially produced, unless the delay is caused by actions or inactions of the Foundation or an appropriate regulatory agency, the Foundation may, at its sole discretion, either (i) terminate this Agreement with respect to the applicable Licensed Products/Services, or (ii) withdraw the exclusivity provision of this Agreement and the Foundation shall have the right to complete Development of the Licensed Products/Services and grant non-exclusive licenses to others with no accounting to Palmera.

        8.6.	Termination for No Minimum Guarantee.  In the event that Palmera shall fail to maintain a minimum of $2.5 million in annual Sales in the second (2nd) full year after the first Licensed Product/Services is first Marketed in the United States of America and thereafter, the Foundation may, at its sole discretion, either (i) terminate this Agreement with respect to the applicable Licensed Products/Services, or (ii) withdraw the exclusivity provision of this Agreement and the Foundation shall have the right to complete Development of the Licensed Products/Services and grant non-exclusive licenses to others with no accounting to Palmera.

        8.7.	Right of Either Party to Terminate the Proposal During
Development Process. In the event that the Licensed Products/Services shall prove to be mechanically unfeasible, unpatentable (US only), or clinically unacceptable or ineffective as determined by market trials, the Parties shall have the right to cease development, terminate development or renegotiate this Agreement under mutually agreeable terms and conditions. Notwithstanding the foregoing, in the event the Licensed Products/Services shall be deemed to fall under the authority of a regulating agency, which agency shall deny authorization for use, this Agreement shall remain in effect and be limited to such markets it may be legally sold and used.

        8.8.	Effect of Termination.  In the event of a termination of this
Agreement under any provision contained herein, Palmera shall promptly return to the Foundation all copies of the technology, documents, drawings, designs and programs and other data including, but not limited to, sales, marketing, promotional, training, customer lists and related materials regardless of media relating to the Development and Marketing of the Licensed Products/Services or the Licensed Patents, the Licensed Technology, the FDA Certificates or the Stowe Foundation Technology. In addition, upon the expiration or termination of this Agreement, (a) Palmera shall cease to use or exploit in any manner the rights granted under the License and the Confidential Information of the Foundation or any elements thereof, provided that, if such termination is due solely to the Foundation's material uncured breach, Palmera shall not be prohibited from selling, loaning, renting, sublicensing, distributing, commercializing or otherwise conveying the Licensed Products/Services, in accordance with Section 2, which it has manufactured or is in the course of manufacturing at the time of expiration or termination (the "Units") and Palmera shall have the right to continue to Market the Units for an additional one hundred and eighty (180) days from the effective date of such termination or expiration, subject to full payment of Royalties on such Units, (b) Palmera will promptly return to the Foundation all Stowe Foundation Technology, all Confidential Information of the Foundation and all copies or derivatives thereof in any form in its possession or control (except that Palmera may retain copies of such Stowe Foundation Technology or Confidential Information in order to make and have made Units as set forth in subsection (a) above, and to provide support to its customers, licensees and third parties for Units, and (c) the Foundation will promptly return to Palmera all Confidential Information of Palmera and all copies thereof. Notwithstanding the foregoing, the expiration or termination of this Agreement will not relieve the parties of any liability or obligation that accrued prior to such expiration or termination, nor affect or impair the rights of either Party arising under this Agreement prior to such termination, except as expressly provided herein.

        8.9.	Survival.   Any provisions of this Agreement that by their
nature are intended to survive expiration or termination (including without limitation any outstanding payment obligations and Sections 2.6, 3.1 (only with respect to Units), 3.2, 4.1, 9.1(b), 9.3, 6, 7, 10, 12, and 13) will survive any expiration or termination of this Agreement by their terms. For avoidance of doubt, unless otherwise stated, the License shall not survive expiration or termination of this Agreement and all rights thereunder automatically vest back in the Foundation as of the date of termination or expiration and the Foundation thereafter shall be free to fully exploit, without obligation to account to Palmera, any and all rights, title and interest in the License.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS

        9.1.	Representations and Warranties of the Foundation.

                a.	The Foundation represents, warrants and covenants to
Palmera on a continuing basis during the Term all of the following:

                        i   The Foundation is a Section 501(c)(3) public charity
organization and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

                       ii   The Foundation is duly authorized to execute and
deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on the Foundation's behalf has been duly authorized to do so by all requisite corporation action.

                      iii   This Agreement is a legal and valid obligation
binding upon the Foundation and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Foundation does not conflict with any agreement, instrument or understanding, oral or written, to which the Foundation is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                       iv   To its belief, the Foundation is the owner of the
entire right, title, and interest in and to the Stowe Foundation Technology and it has or will have the sole right to grant the License under the Licensed Patents and the Licensed Technology, and it knowingly has not granted, and will not grant, licenses thereunder to any other entity that would restrict rights granted to Palmera under the License except as stated or reserved herein.

                b. Palmera understands and acknowledges that the Founda-tion, by this Agreement, makes no representation as to the operability or fit-ness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the Stowe Foundation Technology, the FDA Certificates, the Licensed Patents and the Licensed Technology. The Foundation, by this Agreement, also makes no representation as to whether there are any patents now held, or which will be held, by others or by the Foundation covering the Stowe Foundation Technology, nor does the Foundation make any representation that the inventions comprised in the Stowe
Foundation Technology or covered by the Licensed Patents or the Licensed Technology, nor any exercise thereof by Palmera, its affiliates or sublicensees, do not infringe any other patents now held or that will be held by others or by the Foundation. Nothing in this Agreement shall be construed as: (i) a warranty or representation by the Foundation as to the validity or scope of any Licensed Patents; or (ii) a warranty or representation that anything made, used, sold, or otherwise disposed of under the License granted in this Agreement (including the Licensed Products/Services) is or will be free from infringement of Intellectual Property Rights of third parties; or (iii) a requirement that the Foundation shall file any patent, copyright or trademark application, or secure or maintain any patent, copyright or trademark application or registration in force; or (iv) an obligation by the Foundation to bring or prosecute actions or suits against third parties for infringement; or (v) an obligation by the Foundation to furnish any manufacturing or technical information; or (vi) conferring a right to register a domain name containing, or use in advertising or publicity, any domain name, trademark or trade name of the Foundation ; or (vii) granting by implication, estoppel, or otherwise, any licenses or rights in the Stowe Foundation Technology, the FDA Certificates or under any Intellectual Property Rights of the Foundation other than the License.

        9.2.	Representations, Warranties and Covenants of Palmera.  Palmera
represents, warrants and covenants to Licensor on a continuing basis during the Term all of the following:

                a.	Palmera is duly organized and validly existing under the
laws of the State of Florida and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                b.	Palmera is duly authorized to execute and deliver this
Agreement and to perform its obligations hereunder. The person executing this Agreement on Palmera's behalf has been duly authorized to do so by all requisite corporation action.

                c.	This Agreement is a legal and valid obligation binding
upon Palmera and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Palmera does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                d.	During the Term, Palmera will use best efforts to
diligently Market and commercialize the Licensed Products/Services in the Licensed Field within the Licensed Territory consistent with sound financial, marketing and other business practices, in order to create demand therefor consistent with the same sound practices.

                e.	Palmera will not, and will not permit others to, take any
action inconsistent with or adverse to or otherwise challenge the Foundation's ownership or rights in the Stowe Foundation Technology, the FDA Certificates, the Licensed Patents and/or the Licensed Technology, and b) it will not, and it will not permit others to, pledge, hypothecate or otherwise grant any security interest or lien on the Licensed Patents, the FDA Certificates, the Licensed Technology, and/or the Licensed Products/Services without the Foundation's prior written consent.

        9.3.	Disclaimer.  EXCEPT FOR ANY EXPRESS WARRANTY GIVEN IN SECTION
9.1 OR 9.2 ABOVE, NEITHER PARTY MAKES ANY WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED OR ARISING OUT OF A COURSE OF CONDUCT OR COURSE OF DEALING, INCLUDING ALL WARRANTIES OF TITLE, PERFORMANCE, USE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT OR NON-INFRINGEMENT.

10.	LIMITATIONS OF LIABILITY

        10.1.	No Special Damages. EXCEPT WITH RESPECT TO INDEMNIFICATION UNDER
SECTION 11 OR BREACH OF CONFIDENTIALITY UNDER SECTION 13, TO THE MAXIMUM
ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL EACH PARTY BE LIABLE TO THE
OTHER PARTY FOR ANY LOSS, INABILITY TO USE, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND
(INCLUDING LOST PROFITS) ARISING OUT OF THIS AGREEMENT, REGARDLESS OF THE
FORM OF ACTION, WHETHER IN CONTRACT, TORT (EXCLUDING NEGLIGENCE), STRICT
PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        10.2.	Cap on Liability.  EXCEPT WITH RESPECT TO INDEMNIFICATION UNDER
SECTION 11 OR BREACH OF CONFIDENTIALITY UNDER SECTION 13, TO THE MAXIMUM
EXTENT ALLOWED UNDER APPLICABLE LAW, IN NO EVENT SHALL A PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY CLAIMING THROUGH SUCH PARTY
FOR ANY AND ALL CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER
IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY, EXCEED THE AMOUNTS PAID
BY PALMERA TO THE FOUNDATION HEREUNDER PRIOR TO THE DATE OF THE EVENT GIVING RISE TO SUCH LIABILITY OR $5,000,000, WHICHEVER IS GREATER. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

11.	INDEMNIFICATION

        11.1.	Indemnification of the Foundation.  Palmera, at its sole
expense, shall defend, indemnify and hold harmless the Foundation and its divisions, subsidiaries, officers, directors, employees and agents, from and against all damages, costs, expenses and claims (including attorney's fees) arising out of: (a) the manufacturing, promotion, sale, distribution or commercial exploitation of the Licensed Products/Services, or the exercise or practice of the Intellectual Property Rights licensed to Palmera hereunder including, but not limited to any claims based upon product liability, or any injury or death of persons or damage to property; (b) the willful or grossly negligent actions by Palmera or its sublicensees or their respective officers, employees, agents or representatives; and (c) or any failure by Palmera to perform and observe any term, provision, covenant, agreement or condition under this Agreement that it is obligated to perform or observe (including payment).

        11.2.	Indemnification of Palmera.  The Foundation, at its sole
expense, shall defend, indemnify and hold harmless Palmera and its divisions, subsidiaries, officers, directors, employees and agents, from and against all damages, costs, expenses and claims (including attorney's fees) arising out of the willful or grossly negligent actions by the Foundation or its divisions or their respective officers, employees, agents or representatives.

        11.3.	Indemnification Procedure.  The Party(ies) claiming
indemnification under this Section (the "Indemnified Party") shall promptly notify the other party(ies) (the "Indemnifying Party") when it has knowledge of circumstances likely to result in an indemnification obligation or when any claim is pending or threatened that is covered by this Section. Upon request, and to the maximum extent permitted by applicable laws, the Indemnifying Party shall have the right, in its discretion, to defend, settle or compromise any such suit or proceeding, at its own expense, provided that no settlement shall be made which imposes any obligations on the Indemnified Party (other than the payment of money which is made by the Indemnifying Party on behalf of the Indemnified Party), or is prejudicial to, the Indemnified Party, without the prior written consent of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of any such suit or proceeding, and the Indemnifying Party shall reimburse the Indemnified Party for its expenses with respect thereto, excluding counsel of its choice. Failure by the Indemnified Party to promptly notify the Indemnifying Party as required by this Section shall not invalidate the claim for indemnification, unless such failure has a material adverse effect on the settlement, defense, or compromise of the matter that is the subject of the claim for indemnification. In addition, the Indemnified Party shall be responsible for any claims or losses that could have been avoided or mitigated by prompt notice as required by this Section.

12.	INSURANCE

        During the term of this Agreement, Palmera shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts adequate to cover its obligations under this Agreement, naming the Foundation as additional insured. Such commercial general liability insurance shall provide (a) product liability coverage; (b) broad form contractual liability coverage for Palmera's indemnification obligations under this Agreement; and (c) coverage for litigation costs. The minimum amounts of insurance coverage required shall not be construed to create a limit of Palmera's liability with respect to its indemnification under this Agreement. Palmera shall maintain such insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product/Service is being commercially distributed or sold by Palmera and
(ii) the five (5) year period immediately after such period.

13.	CONFIDENTIALITY

        13.1.	Confidential Information.  "Confidential Information" means the proprietary or confidential information of a Party (each, a "Discloser"), which is disclosed to the other Party (each, a "Recipient"), after the Effective Date, and (a) if disclosed in writing, is marked as confidential at the time of disclosure, or (b) if disclosed orally or in other intangible form, is identified and treated as confidential at time of disclosure and identified in writing and marked confidential within thirty (30) days after disclosure, and which relates to products, plans, designs, costs, prices, finances, marketing plans, business opportunities, personnel, research, development, know-how, trade secrets, inventions, blueprints, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, procedures, formulae, patent applications and other information relating to Discloser's business, services, processes or technology. Confidential Information shall not include information that Recipient proves: (i) was known by Recipient or was publicly available prior to disclosure by Discloser to Recipient; (ii) became publicly available after disclosure by Discloser to Recipient through no act of Recipient; (iii) is hereafter rightfully furnished to Recipient by a third party without confidentiality restriction; (iv) is disclosed with the prior written consent of Discloser or as expressly authorized under this Agreement; or (v) is independently developed by Recipient without use of or reliance upon Discloser's Confidential Information as supported by substantive evidence.

        13.2.	Non-Disclosure.  Recipient shall not, except as otherwise
expressly provided herein, disclose, disseminate or otherwise allow access to the Confidential Information of Discloser to anyone other than Recipient's employees, consultants, contractors or agents that have a need to know such Confidential Information to implement this Agreement and who are bound by written confidentiality obligations with provisions no less stringent than those contained in this Section. Recipient shall prevent unauthorized disclosure of the Confidential Information of Discloser. Discloser and Recipient shall execute all documents and otherwise shall take all necessary steps to ensure that Discloser and Recipient shall each be able to enforce Discloser's rights hereunder against Recipient, its employees and all other third parties to whom Recipient discloses Discloser's Confidential Information in which Discloser's Confidential Information is disclosed by Recipient. Recipient shall be responsible for any breach of this Section by Recipient's employees, consultants, contractors or agents.

        13.3.	Notification.  If Recipient learns or believes that any person who has had access to the Confidential Information of Discloser has violated or intends to violate this Agreement, Recipient shall immediately notify Discloser and shall cooperate with Discloser in seeking injunctive or other equitable relief against any such person.

        13.4.	Exceptions.  Recipient may disclose the Confidential Information of Discloser, only if such disclosure is required by law; provided that Recipient promptly notifies Discloser to allow intervention by Discloser
(prior to the disclosure), cooperates with Discloser to contest or minimize the disclosure (including application for a protective order) at Discloser's expense and limits such disclosure to the party entitled to receive the Confidential Information and to the scope of the legal requirement. Notwithstanding the foregoing, any Confidential Information disclosed pursuant to this Section shall otherwise continue to be treated as Confidential Information hereunder.

        13.5.	Confidentiality of Agreement.  Neither party will publicly
disclose any term of consideration under this Agreement without the prior written consent of the other party, except that each party may reveal the terms of this Agreement (a) to its accountants, banks, financing sources, lawyers and other professional advisors; provided that such parties undertake in writing to keep such information confidential, or (b) as required by applicable laws and regulations including those of the U.S. Securities and Exchange Commission, FDA or IRS).

        13.6.	Reproduction of Confidential Information.  Confidential
Information shall not be reproduced except as required to implement this Agreement. Any reproduction or derivative of any Confidential Information of Discloser by Recipient shall remain the property of Discloser and shall contain all confidential or proprietary notices or legends that appear on the original.

14.	ENFORCEMENT OF THIRD PARTY INFRINGEMENT

        14.1.	Notice.  Each party shall promptly notify the other in writing of any alleged or threatened infringement of Intellectual Property Rights related to the Licensed Products/Services that may adversely impact the rights of the Parties hereunder of which it becomes aware.

        14.2.	Enforcement.  Palmera shall have the first right, but not the obligation, to take appropriate action against any person or entity directly or contributorily infringing such Intellectual Property Rights related to the Licensed Products/Services, and to retain any recovery from such action; provided, however, that such proceeds net of all fees and expenses shall be considered to be Gross Profit and that Palmera shall pay all Royalty therefore to the Foundation upon receipt. In furtherance of such right, the Foundation hereby agrees that Palmera may join the Foundation as parties in any such action (with the Foundation having the right to participate in such action and to be represented, if each so desires and at its own expense, by counsel of its own selection) and to give Palmera reasonable assistance and any needed authority to control, file and prosecute such action, without expense to the Foundation. If Palmera does not file suit against a substantial infringer within six (6) weeks of knowledge thereof, then the Foundation may, at its sole discretion, enforce any Intellectual Property Rights licensed hereunder; provided the Foundation does so both on behalf of itself and Palmera, with the Foundation retaining all recoveries from such enforcement. In furtherance of such right, Palmera hereby agrees that the Foundation may join Palmera as a party in any such action (with Palmera having the right to participate in such action and to be represented, if it so desires and at its own expense, by counsel of its own selection) and to give the Foundation reasonable assistance and any needed authority to control, file and prosecute such action, without expense to Palmera.

        14.3.	Cooperation.  In any suit or dispute involving an infringer, the
Parties agree to cooperate fully with each other at the expense of the Party bringing the suit. Cooperation shall include permitting access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

        14.4.	Licenses to Abate Third Party Infringement.  Palmera shall have the sole right in accordance with the terms and conditions herein to sublicense the rights granted to Palmera under the License to any alleged infringer subject to full payment of Royalty due therefore to the Foundation.

15.	DISPUTE RESOLUTION

        15.1.	Dispute Resolution.  In the event there is a dispute between the
Parties arising out of or otherwise relating to this Agreement, such dispute shall be settled by arbitration in Tarrant County, Texas pursuant to the commercial rules then in effect of the American Arbitration Association.
The merits of the dispute shall be resolved in accordance with the laws of the State of Texas without regard to its conflict of law principles. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

        15.2.	Arbitration.  The arbitration shall be conducted by an
arbitration panel consisting of two (2) arbitrators, each of whom shall be knowledgeable in the subject matter hereof. Each Party shall select one of the arbitrators. The arbitrators will provide a written explanation to the Parties of any arbitration award. Any decision rendered by the arbitration panel shall be binding, final and conclusive upon the Parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the Party against which an award is entered or the location of such Party's assets, and the Parties hereby irrevocably waive any objection to the jurisdiction of such courts based on any ground, including without limitation, improper venue or forum non-conveniens. Except where clearly prevented by the subject matter of the dispute, both Parties shall continue performing their respective obligations under this Agreement while this dispute is being resolved. The Parties and the arbitration panel shall be bound to maintain the confidentiality of this Agreement, the dispute and any award, except to the extent necessary to enforce any such award. The prevailing Party, if a Party is so designated in the arbitration award, shall be entitled to recover from the other Party its costs and fees, including attorneys' fees, associated with such arbitration.

        15.3.	Specific Performance.  Notwithstanding the foregoing, each
Party shall be entitled to seek injunctive or other equitable relief in any jurisdiction, in order to preserve or enforce such Party's rights under this Agreement.

16.	MISCELLANEOUS PROVISIONS

        16.1.	Compliance with Laws.  The Parties each must comply at all times with all applicable federal, state and local laws and regulations in connection with the exercise of the License and all other activities and obligations pursuant to this Agreement.

        16.2.	Right to Continue Work with Third Parties.  Subject to the terms of this Agreement, each party shall be free to engage in other work, alone or with others, and to furnish information to and receive information from others, and to provide good and/or services to others.

        16.3.	Notices.  All notices, requests, demands and other
communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by fax or on the third business day after mailing by first class mail, registered or certified, prepaid and properly addressed as follows:

        If to the Foundation:	Dr. Larry Stowe
        			The Stowe Foundation
        			6340 Lake Worth Blvd. #403
        			Fort Worth, Texas 76135
        			drstowe98@yahoo.com

        	With copy to:	Robert Dockery, Esq.
        			Jenkens & Gilchrist, A Professional Corporation
        			1445 Ross Avenue, Suite 3700
        			Dallas, Texas 75202
        			rdockery@jenkens.com

               If to Palmera:   Dale Twardowski
        			Palmera Holdings, Inc.
        			19321 U.S. Hwy. 19 North
        			Arbor Shoreline Bldg. C, Ste 320
        			Clearwater, Florida 33764.
        			dale@gemstonesecurities.com

        16.4.	Capacity.  Each party represents one to the other that it is under no incapacity to enter into or perform this Agreement and that each person signing this Agreement and that each person signing this Agreement on its behalf, has the authority to do so and each shall never otherwise assert. The parties have entered into this Agreement after negotiations and discussions, an examination of its text, and an opportunity to consult counsel.

        16.5.	Independent Contractors.  The relationship between Palmera and the Foundation is solely that of independent contractors. As between Palmera and the Foundation, no Party nor its employees, agents or representatives shall be considered employees, agents, partners, franchisees, joint venturers or representatives of the other party. As between Palmera and the Foundation, no Party shall act or represent itself, directly or by implication, as agent, party to a joint venture with the other Party, partner or representative of the other, or in any manner assume or attempt to assume or create any obligation or liability of any kind, express or implied, on behalf of, or in the name of, the other. Neither party shall be bound by any statements or representations made by either party not embodied in this Agreement.

        16.6.	Governing Law.  This Agreement, including its interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws provisions, and all laws, regulations, treaties, or international conventions of the United States of America regarding Intellectual Property Rights.

        16.7.	Assignment.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective legal representatives, successors and assigns of the parties hereto. The parties acknowledge and agree that the License granted hereunder is personal to Palmera. Notwithstanding the foregoing, either party may assign this Agreement without such consent to a third party in connection with any merger, acquisition, consolidation, reorganization (in which a change of control occurs), Change of Control of or by the assigning Party, or the sale of all, substantially all or a majority of such Party's assets or voting securities. A "Change of Control" occurs when over fifty percent (50%) of a Party's then outstanding securities are acquired by a third party. A Party contemplating or preparing such Change of Control shall notify the other
Party in writing at least thirty (30) days in advance of a Change of Control. The assignee or transferee shall agree in writing to be unconditionally bound by this Agreement and the assigning party first gives the other party prior written notice thereof.

        16.8.	Remedies.  No remedy or right conferred upon or reserved to any
Party hereunder by this Agreement shall be cumulative but each such remedy or right shall be in addition to every other remedy or right hereunder or available at law or in equity.

        16.9.	No Waiver.  The failure of either Party to require performance by the other Party of any provision hereof shall not affect its right to require such performance at any time thereafter; nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be a waiver of the provision itself. Any such waiver or any amendment of this Agreement must be in writing and signed by both Parties to be effective.

        16.10.	Entire Agreement.  This Agreement, together with the
Proposals and Exhibits attached hereto or incorporated herein by reference, constitutes the understanding between the parties regarding specific subject matter covered herein and supersedes any and all prior written or oral contracts or understandings between the parties hereto (including without limitation the Agreement of Understanding), other than any confidentiality or nondisclosure agreements previously entered into by the parties or any of their affiliates, which confidentiality and nondisclosure agreements shall expressly apply to this Agreement; provided however that on or about 180 days prior to commercial usage of the first Licensed Products/Services, both Parties will have their respective attorneys review the content of this Agreement and all Proposals and formalize any open issues not addressed or correct wording in this Agreement to protect the use of the Licensed Patents, the FDA Certificates, the Licensed Technology and the Licensed Products/Services by Palmera and protect the Royalty interest of the Foundation. This Agreement shall not be modified unless done so in writing signed by both Parties. If there is any inconsistence or conflict between this Agreement and a particular Proposal or Exhibit, this Agreement shall control.

        16.11.	Section Headings.  The headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        16.12.	Exhibits and Proposal.  The recitals, exhibits and
Proposals to this Agreement attached hereto are part of this Agreement as if fully set forth herein.

        16.13.	Severability.  In the event that any one or more of the
provisions of this Agreement or any application thereof shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal or unenforceable provision may be considered for the purpose of determining the intent of the Parties in connection with the other provisions of this Agreement.

        16.14.	Force Majeure.  No Party shall be liable hereunder by
reason of any failure or delay in the performance of its obligations on account of strikes, shortages, riots, insurrections, fires, flood, storm, explosions, acts of nature, acts of terrorism, war, governmental action, labor conditions, earthquakes or any other cause which is beyond the reasonable control of such Party, and such performance is excused for as long as said cause.

        16.15.	Counterparts; Facsimile Signature.  This Agreement may be
executed in facsimile form and in any number of counterparts, but all counterparts hereof shall together constitute but one agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one counterpart signed by each of Palmera and the Foundation.

IN WITNESS WHEREOF, the parties have executed this Agreement as set forth below.

THE STOWE FOUNDATION                 PALMERA HOLDINGS, INC.


By: /s/ Dr. Lawrence R. Stowe        By: /s/ Dale Twardowski
--------------------------------     -----------------------
Dr. Lawrence R. Stowe, President     Dale Twardowski

Dated:                               Dated:



                                 Exhibit A
                         STOWE FOUNDATION TECHNOLOGY

                              Adult Stem Cells

1. A proprietary method for harvesting adult bone marrow concentrate to infuse, transplant or inject adult stem cells and other immune competent cells into the human body to effect tissue and organ repair, to regenerate new tissue and organs and to establish optimum performance of the tissue or organ

2. The proprietary transplant techniques for each organ or tissue in the body to be repaired or regenerated. These can be surgical, IV infusion, needle injection, catheterization or topical. Each organ or tissue bed requires its own transplant technique for the bone marrow concentrate.

3. Proprietary methods to expand the bone marrow concentrate to contain large numbers of the adult stem cells and immune competent cells to achieve therapeutic doses when and where needed for transplant. The expansion creates a new blood product.

4. Proprietary methods to characterize and purify pluripotent adult stem cells to create a research cell line. This also is a new blood product.

5. Proprietary methods to expand pluripotent adult stem cells without genetic defect. This is also a new blood product. The expanded pluripotent adult stem cells can be used for gene therapy research and in advanced transplant procedures.

6. A method to facilitate the differentiation process of the adult stem cells into the new tissue or organ. The method is based on the creative use of bioactive energy fields. The energy fields can be supplied through laser light, far infrared light, pulsed magnetic and electrical fields, ultrasound, and microwave. The energy field is selected based on the tissue and organ being stimulated.

7. Proprietary biologic response modifiers to control and modulate the response of the immune system to effect optimum outcomes. Biologic response modifiers are typically plant extracts, medicinal herbs and mushrooms, animal peptides, nutritional supplements, homeopathic medicines, amino acids, essential fatty acids and other preparations that are natural biological medicines. We have developed immune system evaluation techniques to select the biological response modifiers that are suited for each individual transplant.

8.                          Autologous Vaccines

     1. Autologous vaccines are made created to target the immune response on the specific condition afflicting the patient. Antigens for making the vaccines can be collected from biopsies, blood samples and urine samples. The vaccines can be used to generate an immune response to viral infections and abnormal tissue including cancer

     2. Autologous vaccines can be made to stop the autoimmune response found in MS, ALS, Lupus, Fibromyalgia, Arthritis, and other autoimmune disorders.


                                  Exhibit B

                                  PROTOCOL

Protocol Number:	00001

Protocol Title:      	__________________________



Pursuant to the Intellectual Property License Agreement (the "Agreement") dated September _________, 2005, this Protocol is made and entered into by and between THE STOWE FOUNDATION and its operating divisions owned or controlled thereby (hereafter collectively "the Foundation") and PALMERA HOLDINGS, INC. (hereafter, "Palmera"). The Foundation and Palmera are individually referred to as a "Party" and collectively as the "Parties".

I.	GENERAL

        A.   SUBJECT MATTER
             This Protocol defines the Development of a Commercial Application for ______________________________, which shall result in the following Licensed
             Products/Services:__________________________________________.

             Any desired new commitment of personnel and/or resources or other development effort that is not specifically covered by this Protocol must be undertaken pursuant to a separate Protocol executed by the Parties.

        B.   DEFINITIONS

             For purposes of interpretation and construction of this Protocol, the following definitions shall apply. Any capitalized terms not defined herein shall have the same meaning as defined in the Agreement.

          [INSERT ADDITIONAL DEFINITIONS USED IN THIS PROTOCOL, IF ANY]

II.	PARTY MANAGEMENT

        The Foundation:         Name               Telephone:           Fax:
        Palmera:                Name               Telephone:           Fax:

III.	PROTOCOL GOALS

        This Protocol shall have the following goals:

                 [INSERT PROJECT GOALS, SUCH AS THE FOLLOWING:]

        A.      COMMITMENT OF PERSONNEL
        B.      COMMITMENT OF RESOURCES
        C.      PROJECT MEETINGS
        D.      IDENTIFICATION OF MARKET OPPORTUNITIES
        E.      MARKET DATE
        F.      PATENT PROSECUTION (FILINGS AND BUDGET)
        G.      DEVELOPMENT EFFORTS
        H.      MARKETING EFFORTS

IV.	PROTOCOL SCHEDULE

        The baseline timetable for execution of this Protocol is presented by goal. These dates may be adjusted to meet current business needs by either Party with agreement by the other Party. This timetable will be the basis for the weekly/bi-monthly status review between the Foundation and Palmera. It is expect that new issues will be added to the baseline timetable over the course of this Protocol, subject to review on a weekly/bi-monthly basis.

                   [INSERT PROJECT TIMETABLE BY GOAL]

V.	ESTIMATED COSTS

	A.	DEVELOPMENT COSTS

        The following spending schedules lists an estimation of monthly non-refundable capital and expense expenditures to supply the personnel and resources required by the Foundation for Development under this Protocol:

                   [INSERT ITEMIZED COSTS AND EXPENSES]

        Such costs shall not exceed the Total Cost of $_____________________ .

        These costs are the [sole or shared] responsibility of ____________.

	B.	PATENT PROSECUTION COSTS

        The following spending schedules lists an estimation of capital and expense expenditures to file patent applications covering the Commercial Applications and any resulting Licensed
        Products/Services for the applicable countries selected by mutual agreement of the Parties under this Protocol:

                    [INSERT ITEMIZED COSTS AND EXPENSES]

        Such costs shall not exceed the Total Cost of $____________________ .

        These costs are the [sole or shared] responsibility of ____________.

C.	INCREASES IN COSTS

        Any increases in the above-listed expenditure schedule shall be jointly agreed upon by the Parties prior to such expenditures being made or otherwise committed.

VI.	PROTOCOL DISCLOSURE

        Except as provided in this Protocol, all disclosure requirements shall be, as follows:

        [INSERT REQUIRED DISCLOSURES OR LIMITATIONS ON DISCLOSURE BY GOALS,
                      SUCH AS PROPRIETARY INFORMATION]

VII.	OWNERSHIP OF INVENTIONS AND OTHER CONCEPTS

        The ownership provisions set forth in the Agreement shall apply with respect to any ideas, concepts, inventions, works of authorship, technology or other items covered by Intellectual Property Rights conceived, developed or reduced to practice during the performance of this Protocol by the Parties.

VIII.	MISCELLANEOUS

        This Protocol shall be effective upon the date of the last Party's signature below and unless mutually agreed upon otherwise between the parties, this Protocol will terminate on ____________________________

                    [INSERT TERMINATION DATE OR EVENT].

THE STOWE FOUNDATION                   PALMERA HOLDINGS, INC.


By: -----------------------            By: ---------------------------
Printed Name:                          Printed Name:
Title:                                 Title:
Dated:                                 Dated: